Exhibit 8.1

April 14, 2020

Corporación Andina de Fomento,

Torre CAF,

Avenida Luis Roche, Altamira,

Caracas, Venezuela.

Ladies and Gentlemen:

As counsel to Corporación Andina de Fomento (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to USD 4,000,000,000 aggregate offering price of the Company’s Debt Securities and Guarantees pursuant to the Prospectus which forms a part of the Registration Statement of the Company to which this opinion is filed as an exhibit, we hereby confirm to you that the discussion set forth under the heading “Taxation—United States Taxation” therein is our opinion subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Taxation—United States Taxation”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP